Exhibit 99(a)(2)(i)

Concord Milestone Plus, L.P.
200 Congress Park Drive
Suite 103
Delray Beach, Florida 33445

May 8, 2005

Dear Investor:

On April 25, 2006, SCM Special Fund, LLC; MPF-NY 2005, LLC; MPF Flagship Fund 10, LLC; Sutter Opportunity Fund 3, LLC; MPF Dewaay Premier Fund 3, LLC; MPF Blue Ridge Fund I, LLC; MacKenzie Patterson Special Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MPF Blue Ridge Fund II, LLC; MP Value Fund 7, LLC; MPF Dewaay Premier Fund 2, LLC; MPF Flagship Fund 11, LLC; Accelerated High Yield Institutional Investors, Ltd., LP; and MacKenzie Patterson Fuller, LP (collectively, the ‘‘Purchasers’’) disclosed in a Tender Offer Statement on Schedule TO an offer (the ‘‘Tender Offer’’) to purchase any and/or all of the outstanding Equity Units of Limited Partnership Interest of Concord Milestone Plus, L.P. (the ‘‘Partnership’’), each of which is comprised of one Class A Interest and One Class B Interest (an ‘‘Equity Unit’’), for a purchase price of $5.00 per Equity Unit. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer.

Enclosed please find the Schedule 14D-9 filed by the Partnership with the Securities and Exchange Commission on May 8, 2005 (the ‘‘14D-9’’) in response to the Tender Offer. The 14D-9 contains certain information about: (a) the Partnership and Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and (i) the Partnership’s affiliates, executive officers and directors and (ii) the Purchasers and their executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral; and (e) additional information regarding the Tender Offer.

You are urged to read all the materials carefully, including the Tender Offer materials sent by the Purchasers, and consider all the factors set forth therein before making a decision with respect to the Tender Offer.

Sincerely,
CM PLUS CORPORATION, General Partner
/s/ Leonard S. Mandor
Leonard S. Mandor President